Exhibit 99.2

Euramax International, Inc. Announces Expiration of Tender Offer for 11 ¼% Senior Subordinated Notes

Norcross, Georgia, August 8, 2003 — Euramax International, Inc. announced today that its tender offer for all of its outstanding 11¼% senior subordinated notes due 2006 (the “Notes”) expired at 5:00 p.m. New York City time, on August 7, 2003.  As previously announced, Euramax accepted for payment all Notes validly tendered and not withdrawn as of 5:00 p.m. New York City time on August 5, 2003.  On August 7, 2003, an additional $125,000 in principal amount of Notes were tendered in the tender offer.  On August 8, 2003, Euramax notified JPMorgan Chase Bank, the depositary for the tender offer, that it accepted for payment the additional $125,000 in principal amount of the Notes that were tendered.

Euramax is a leading international producer of aluminum, steel, vinyl and fiberglass products for original equipment manufacturers, distributors, contractors and home centers in North America and Western Europe.

Note regarding forward-looking statements: Statements made by Euramax, which are not historical facts, are forward looking statements that involve risks and uncertainties. Statements including the words “anticipate,” “expect,” “project,” “may,” “intend,” “foresee,” “believe,” and “feel,” also indicate forward looking statements that involve risks and uncertainties. Actual results could differ materially from those expressed or implied in forward-looking statements. Important factors that could cause financial performance to differ materially from past results and from those expressed or implied in this press release include, without limitation, the risks of doing business in multiple jurisdictions, impact of environmental regulations, dependence on key personnel, risks of business acquisitions, availability of financing, competition, ability to manage growth, loss of customers, the price and availability of raw materials, and a variety of other factors. For further information on these and other risks, see the “Risk Factors” section of the Company’s Report on Form 10-K for the year ended December 27, 2002.